As filed with the Securities and Exchange Commission on May 30, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MACERICH COMPANY

(Exact name of registrant as specified in its charter)

Maryland	95-4448705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(Address of principal executive offices, including zip code)

THE MACERICH COMPANY EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Ann C. Menard

Senior Executive Vice President,

Chief Legal Officer and Secretary

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(310) 394-6000

(Name and address of agent for service; telephone number, including area code, of agent for service)

Copies to:

Ettore A. Santucci, Esq.

David H. Roberts, Esq.

Caitlin R. Tompkins, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Tel: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Macerich Company (the “Company”) previously filed (i) a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on August 25, 2003 (File No. 333-108193) and (ii) a Registration Statement on Form S-8 with the Commission on June 4, 2021 (File No. 333-256832) (together, the “Original Filings”) in connection with The Macerich Company Employee Stock Purchase Plan (as amended and restated effective June 1, 2021, the “Plan”). This Registration Statement registers additional shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued pursuant to the Plan, as amended by the First Amendment to The Macerich Company Employee Stock Purchase Plan. The contents of the Original Filings, as updated by the information set forth below, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 26, 2024;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 9, 2024;

•	the Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2024, February 23, 2024 and March 26, 2024;

•

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 13, 1998, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 26, 2024, including any amendment and reports filed for the purpose of updating such descriptions; and

•

all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except as to any portion of any future report or document that is deemed furnished and not filed in accordance with the Commission’s rules.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. The Company’s Articles of Amendment and Restatement, as further amended, corrected and supplemented (the “Charter”), includes a provision that eliminates the liability of the Company’s directors and officers to the Company and to its stockholders for money damages to the fullest extent permitted by the MGCL.

The Charter and the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify its present and former officers and directors, whether serving the Company or at its request another entity, to the maximum extent permitted under the MGCL, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws also permit the Company, with the approval of the Company’s board of directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Charter and Bylaws provide that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met. The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. The Bylaws specify the procedures for indemnification and advance of expenses.

The partnership agreement of the Company’s operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), also provides for indemnification of the Company and its officers and directors similar to that provided to the Company’s officers and directors in the Charter and Bylaws, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contained in the Charter and Bylaws.

The Company and the Operating Partnership have entered into indemnification agreements with the Company’s directors and certain of its executive officers. The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those directors and executive officers to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those directors and executive officers seeking to enforce their rights under the indemnification agreements, and cover them under the Company’s director’s and officer’s liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws and the partnership agreement, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Company’s board of directors, by the Company’s stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Company (incorporated by reference as an exhibit to the Company’s Registration Statement on Form S-11, as amended (No. 33-68964)) (Filed in paper – hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.2	Articles Supplementary of the Company (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 30, 1995) (Filed in paper – hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.3	Articles Supplementary of the Company (with respect to the first paragraph) (incorporated by reference as an exhibit to the Company’s 1998 Form 10-K)

4.4	Articles Supplementary of the Company (Series D Preferred Stock) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date July 26, 2002)

4.5	Articles Supplementary of the Company (incorporated by reference as an exhibit to the Company’s Registration Statement on Form S-3, as amended (No. 333-88718))

4.6	Articles of Amendment of the Company, as corrected by a Certificate of Correction (Declassification of Board) (incorporated by reference as an exhibit to the Company’s 2008 Form 10-K)

4.7	Articles Supplementary of the Company (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date February 5, 2009)

4.8	Articles of Amendment of the Company (Increased Authorized Shares) (incorporated by reference as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)

4.9	Articles of Amendment of the Company (To Eliminate the Supermajority Vote Requirement to Amend the Charter and to Clarify a Reference in Article NINTH) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 30, 2014)

4.10	Articles Supplementary of the Company (Election to be Subject to Section 3-803 of the MGCL) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date March 17, 2015)

4.11	Articles Supplementary of the Company (Designation of Series E Preferred Stock) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date March 18, 2015)

4.12	Articles Supplementary of the Company (Reclassification of Series E Preferred Stock to Preferred Stock) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 7, 2015)

4.13	Articles Supplementary of the Company (Repeal of Election to be Subject to Section 3-803 of the MGCL) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 28, 2015)

4.14	Articles Supplementary of the Company (Opting Out of Provisions of Subtitle 8 of Title 3 of the MGCL (MUTA Provisions)) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date April 24, 2019)

4.15	Articles of Amendment of the Company (Increased Authorized Shares) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 28, 2021)

4.16	Amended and Restated Bylaws of the Company (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date January 26, 2023)

5.1*	Opinion of Venable LLP

23.1*	Consent of KPMG LLP

Exhibit Number	Description

23.2*	Consent of Venable LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1	The Macerich Company Employee Stock Purchase Plan (effective June 1, 2021) (incorporated by reference as an exhibit to the Company’s Current Report on Form 8-K, event date May 28, 2021)

99.2*	First Amendment to The Macerich Company Employee Stock Purchase Plan

107*	Calculation of Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement (the “Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 30th day of May, 2024.

THE MACERICH COMPANY

By:	/s/ JACKSON HSIEH
Jackson Hsieh
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Jackson Hsieh, Scott W. Kingsmore and Ann C. Menard, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, the power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JACKSON HSIEH	President, Chief Executive Officer and Director	May 30, 2024
Jackson Hsieh	(Principal Executive Officer)

/s/ ERIC K. BRANDT	Director	May 30, 2024
Eric K. Brandt

/s/ STEVEN R. HASH	Chairman of Board of Directors	May 30, 2024
Steven R. Hash

/s/ ENRIQUE HERNANDEZ, JR.	Director	May 30, 2024
Enrique Hernandez, Jr.

/s/ DANIEL J. HIRSCH	Director	May 30, 2024
Daniel J. Hirsch

/s/ MARIANNE LOWENTHAL	Director	May 30, 2024
Marianne Lowenthal

/s/ ANDREA M. STEPHEN	Director	May 30, 2024
Andrea M. Stephen

/s/ SCOTT W. KINGSMORE	Senior Executive Vice President, Treasurer and	May 30, 2024
Scott W. Kingsmore	Chief Financial Officer (Principal Financial Officer)

/s/ CHRISTOPHER J. ZECCHINI	Senior Vice President and Chief Accounting	May 30, 2024
Christopher J. Zecchini	Officer (Principal Accounting Officer)